Exhibit 99.1

DURECT Announces Receipt of $5 Million Milestone Payment from Indivior

Milestone payment triggered by NDA approval of PERSERIS™ (risperidone)

CUPERTINO, Calif., August 30, 2018 / PRNewswire / -- DURECT Corporation (Nasdaq: DRRX) today announced that it has received a $5 million milestone payment from Indivior PLC (LON: INDV), triggered by Indivior’s approval of the New Drug Application (NDA) for PERSERIS™ (risperidone) in July 2018.

On September 26, 2017, DURECT entered into a patent purchase agreement whereby DURECT assigned to Indivior UK Limited, an affiliate of Indivior PLC, certain patents that may provide further intellectual property protection for PERSERIS. In consideration for such assignment, Indivior made an upfront non-refundable payment to DURECT of $12.5 million and also agreed to make an additional $5 million payment to DURECT contingent upon NDA approval of PERSERIS, which occurred in July 2018.  Under the agreement, DURECT is also entitled to receive quarterly earn-out payments that are based on a single digit percentage of U.S. net sales for certain products covered by the assigned patent rights, including PERSERIS. The patent rights include granted patents extending through at least 2026.

“We are pleased with the FDA decision to approve the NDA for PERSERIS,” stated James E. Brown, D.V.M., President and CEO of DURECT.  “Our agreement with Indivior provides us with an economic interest in PERSERIS with the potential for our shareholders to benefit from future sales of this product.”

For additional information related to PERSERIS, please see the disclosures made by Indivior or visit www.perserishcp.com.

About DURECT

DURECT is a biopharmaceutical company actively developing therapeutics based on its Epigenetic Regulator Program and proprietary drug delivery platforms.  DUR‑928, a new chemical entity in Phase 2 development, is the lead candidate in DURECT’s Epigenetic Regulator Program.  An endogenous, orally bioavailable small molecule, DUR-928 has been shown in preclinical studies to play an important regulatory role in lipid homeostasis, inflammation, and cell survival.  Human applications may include acute organ injury such as Alcoholic Hepatitis, hepatic and renal diseases such as nonalcoholic steatohepatitis (NASH) and Primary Sclerosing Cholangitis (PSC), and inflammatory skin conditions such as psoriasis and atopic dermatitis.  DURECT’s advanced oral and injectable delivery technologies are designed to enable new indications and enhanced attributes for small-molecule and biologic drugs.  One late stage product candidate in this category is POSIMIR® (SABER®-Bupivacaine), an investigational locally-acting, non-opioid analgesic intended to provide up to 3 days of continuous pain relief after surgery.

In addition, for the assignment of certain patent rights, DURECT will receive single digit sales-based earn-out payments from U.S. net sales of Indivior’s PERSERIS™ (risperidone) drug for schizophrenia, which was approved in July 2018.  For more information, please visit www.durect.com.

NOTE: POSIMIR® and SABER® are trademarks of DURECT Corporation. Other referenced trademarks belong to their respective owners. DUR-928 and POSIMIR are drug candidates under development and have not been approved for commercialization by the U.S. Food and Drug Administration or other health authorities.

DURECT Forward-Looking Statement

The statements in this press release regarding the potential benefits and uses of drug candidates, including the potential commercial sale of Indivior’s PERSERIS to treat schizophrenia, and the potential earn-out payments receivable from Indivior, as well as the potential use of POSIMIR to treat post-surgical pain, and the potential use of DUR-928 to treat Alcoholic Hepatitis, hepatic and renal diseases such as nonalcoholic steatohepatitis (NASH) and Primary Sclerosing Cholangitis (PSC), and inflammatory skin conditions such as psoriasis and atopic dermatitis are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the risks that Indivior will not launch PERSERIS commercially or that it will not obtain market acceptance and meaningful sales, as well as possible adverse events associated with the use of PERSERIS, POSIMIR and DUR-928, delays and costs due to additional work or other requirements imposed by regulatory agencies for continued development, approval or sale of POSIMIR and DUR-928, and the possibility that studies of POSIMIR and DUR-928 will not replicate results from earlier preclinical or clinical trials.  Further information regarding risks related to DUR-928 and POSIMIR and other risks related to DURECT is included in DURECT's Form 10-Q filed on August 2, 2018 under the heading “Risk Factors.”

SOURCE:DURECT Corporation

CONTACT:  Matt Hogan, Chief Financial Officer, DURECT Corporation, 408-777-4936

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